EX-10.13
PURCHASE AGREEMENT


           THIS AGREEMENT is made and entered into as of the 19th day of May 1995 (the "Contract Date"), by and among CENCOR, INC., a
Delaware corporation with a place of business at 1100 Main Street, Suite 416, Kansas City, Missouri, 64105 ("Holding Company"),
CENTURY ACCEPTANCE CORPORATION, a Delaware corporation with a place of business at 1100 Main Street, Suite 2350, Kansas City, Missouri
64105 and a direct wholly owned subsidiary of Holding Company ("Parent"), the corporations listed on the attached Schedule 1 which are direct or indirect wholly owned subsidiaries of Parent
(herein collectively referred to as "Sellers" or individually as "Seller"), and Fidelity Acceptance Corporation, a Minnesota corporation with a place of business at 330 Second Avenue, South, Suite 790, Minneapolis, Minnesota 55401 ("Buyer").

WITNESSETH THAT

           WHEREAS, Holding Company wishes to cause Parent and Sellers to sell, and Buyer wishes to buy from Parent and Sellers, certain
Contracts and Business Assets (as hereinafter defined), upon the terms and conditions contained herein and, in addition, Holding
Company wishes to cause Parent and Sellers to assign and Buyer wishes to assume the Assigned Obligations (as hereinafter defined);

           NOW THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1. DEFINITIONS: Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

           Agreement means this purchase agreement, including all schedules and exhibits attached hereto.

           American Bankers means American Bankers Insurance Group.

           Assigned Obligations shall mean all of Parent's and the Sellers' obligations under the Leases and Third Party Agreements, Unearned Insurance Commissions (as hereinafter defined), Dealer Holdback (as hereinafter defined) and any other obligations of Parent or any Seller as expressly agreed to by the parties, all as listed on the attached Schedule 2.

           Business means the consumer finance business of Parent and the Sellers, considered in the aggregate, as presently conducted.

           Business Assets means the assets of Sellers and Parent listed on the attached Schedule 3 to be purchased by Buyer including
Sellers' and Parent's furniture, equipment, leasehold improvements, security deposits and such other assets as agreed to by Parent and Buyer.

           Business Day means any day other than Saturday, Sunday or legal holidays.

           Contract means a promissory note, retail installment sales contract, and any related security instrument payable to any Seller by an Obligor and evidencing a loan or account made or acquired by such Seller, including all such loans or accounts that have been charged off as of the Purchase Date.

           Closing means the consummation of the transactions contemplat-ed by this Agreement, which shall be deemed to occur upon the commencement of business on the Purchase Date.


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           Dealer Holdback means the aggregate amount reflected on the books and records of Parent and Sellers as of any given date as withheld from dealers in connection with purchases of retail installment finance contracts by Parent and Sellers, which amount is available to cover losses that may be incurred on such purchased contracts and may be subject to repayment by Parent, Sellers or their assignees in accordance with the terms of such purchases.
The dealer holdback amounts per dealer as of April 30, 1995 are listed on Schedule 2.

           Determination Date means the last calendar day preceding the Purchase Date.

           Gross Loan Amount means, as of any given date, the aggregate amount reflected on the books and records of Parent and Sellers as due from the Obligors with respect to all Contracts.

           Interest Bearing Contracts means Contracts which are reflected on the books and records of Parent and Sellers in an amount equal to the principal balance of such Contracts without regard to any interest charged or chargeable for such Contracts.

           Leases means all real property leases, including all amend-ments, modifications and extensions thereof, for each of the office locations set forth in Schedule 2 hereto.

           Master Insurance Policies means those various policies of insurance issued by American Bankers as disclosed in Schedule 2 hereto.

           Net Outstanding Balances means with respect to Interest Bearing Contracts, the aggregate amount reflected on the books and records of Parent and Sellers as due from the Obligors thereof as of the Determination Date multiplied by a fraction equal to (X) the aggregate amount reflected on the books and records of Parent and Sellers for all Interest Bearing Contracts as of the end of the preceding calendar month (the "Interest Bearing Contracts Month End Balance") plus all accrued and unpaid interest thereon as of such month end and less all deferred fees on such Contracts as of such month end over (Y) the Interest Bearing Contracts Month End Balance, and with respect to Precomputed Interest Contracts, the gross amount reflected on the books and records of Parent and Sellers for all such Precomputed Interest Contracts as of the Determination Date multiplied by a fraction equal to (X) the aggregate gross amount reflected on the books and records of Parent and Sellers for all Precomputed Interest Contracts as of the end of the preceding calendar month (the "Precomputed Interest Contracts Month End Balance") less unearned interest and deferred fees on such Contracts as of such month end over (Y) the Precomputed Interest Contracts Month End Balance.

           Obligor means the person or persons who obtained a loan from any Seller or, if any Seller's ownership of a loan or account was established by purchase, who obtained the extension of credit from any such Seller's predecessor in interest, and who are obligated to pay such Seller in accordance with the Contracts.

           Post Closing Settlement Date shall be a date not later than sixty (60) days after the Purchase Date.

           Precomputed Interest Contracts means the Contracts which are reflected on the books and records of Parent and Sellers in an amount equal to the entire amount of principal and interest payable under such Contracts to Sellers.

           Purchase Date shall be the date on which the Closing occurs, which shall take place at the offices of Parent at 1100 Main
Street, Suite 2350, Kansas City, Missouri or at such other place as may be agreed upon by Buyer and Parent. In the event the Purchase
Date does not occur prior to September 30, 1995 or such later date as shall have been agreed to in writing by Buyer and Parent (the "Termination Date"), this Agreement shall be null and void and of no further force or effect, subject, however, to Section 22 below.

           Purchase Price shall be the aggregate cash amount to be paid by Buyer to Parent and the Sellers on the Purchase Date for the Contracts and Business Assets in accordance with the terms of this Agreement.

           Retrospective Insurance Commission Receivable means all of the right, title and interest of Parent and the Sellers, considered collectively, to receive amounts following the Closing payable by
American Bankers with respect to the Service Expense Reimbursement Agreement.
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           Service Expense Reimbursement Agreement means that certain agreement between Parent or Sellers as customer and American
Bankers and all modifications and addendums thereto, all as disclosed in Schedule 2 hereto.

           Third Party Agreements means each of the written agreements between Parent or a Seller and a third party, including without limitation all equipment and other personal property leases, maintenance agreements and service agreements, which are disclosed in Schedule 2 hereto.

           Unearned Insurance Commissions means the aggregate amount reflected on the books and records of Parent and Sellers as of any given date of advanced commissions retained by Parent and/or the Sellers less the earned portion thereof with respect to sales of insurance products occurring prior to such date, where the applicable insurance policies remain in effect as of such date, which aggregate amount may be subject to repayment in whole or in part by Parent, the Sellers or their assignees in accordance with the Service Expense Reimbursement Agreement.

2. SUBSIDIARIES OF BUYER: Buyer may designate one or more of its subsidiaries as the purchaser of any Contract or Business
Asset or assignee of any Lease or Third Party Agreement and the word "Buyer" as used in this Agreement shall,. wherever applicable, include each such subsidiary; provided, however, notwithstanding any such designation, Fidelity Acceptance Corporation shall remain jointly and severally responsible for the performance of all obligations of Buyer under this Agreement. If a subsidiary of Buyer purchases a Contract or Business Asset or assumes an Assigned Obligation, the subsidiary shall have all the benefits and obligations of this Agreement including, but not limited to, the benefits of the representations, warranties and covenants made by Holding Company, Parent and Sellers, and the indemnification obligations thereof, and shall have the authorizations, rights and powers granted by Parent and Sellers, with respect to the Contract, Business Asset, Lease or Third Party Agreement as applicable.

3.                     SALE OF CONTRACTS AND BUSINESS ASSETS, Etc.:

           On the Purchase Date and subject to the conditions of this Agreement Parent and each Seller will sell, assign, transfer and set over to Buyer the Business Assets, the Leases, the Third Party Agreements, the Contracts, the Retrospective Insurance Commission Receivable, and all of their rights, title and interest therein to Buyer, Parent and Sellers shall deliver a Schedule of Contracts, which shall include (i) a list of the Contracts, identified by name of Obligor and account number as of the end of the calendar month immediately preceding the month in which the Closing shall occur
(the "Pre-Closing Month End"), (ii) the amounts, calculated on an aggregate and per account basis, for outstanding principal balance, unearned interest (with respect to Precomputed Interest Contracts) and deferred fees, and on an aggregate basis only for accrued and unpaid interest (with respect to Interest Bearing Contracts), all as of the Pre-Closing Month End, and (iii the Gross Loan Amount as of the Determination Date, all of which shall be prepared by Parent and Sellers on a basis consistent with the applicable policies, procedures and practices of Parent and Sellers, as in effect on the Contract Date and disclosed at such time by Parent to Buyer, and shall be attached to this Agreement as Schedule 4 and (iii) Parent and Sellers shall prepare supplements to Schedules 3 and 2 (the Business Assets and the Leases and Third Party Agreements Sched-
ules) to add any Business Assets, Leases and Third Party Agreements purchased or entered into and eliminate any Business Assets, Leases and Third Party Agreements sold or terminated, all in the ordinary course of business and as permitted under this Agreement, between the date hereof or the date of the applicable schedule attached hereto, whichever is applicable, and the Purchase Date, and Buyer will purchase the Business Assets as listed on Schedule 3 as supplemented and assume the Assigned Obligations under the Leases and Third Party Agreements as listed on Schedule 2 as supplemented.

4. PURCHASE PRICE - CONTRACTS - BUSINESS ASSETS: On the Purchase Date, Buyer shall pay to the Sellers and Parent an aggregate amount equal to the Purchase Price, in U.S. Dollars delivered by wire transfer in immediately available funds as directed by Parent. The Purchase Price shall consist of the aggregate amount of:


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      A.               An amount equal to  the Net Outstanding Balances, less
 an amount equal to the Dealer Holdback as of the Determination
Date (which shall be estimated on the Purchase Date to be the amount of the Dealer Holdback as of the Pre-Closing Month End and shall be adjusted on the Settlement Sheet to reflect the actual amount of the Dealer Holdback as of the Determination Date) and less an amount equal to the Gross Loan Amount as of the Determina-tion Date multiplied by a fraction equal to (x) the Unearned
Insurance Commissions balance as reflected on the books and records of Parent and the Sellers as of the Pre-Closing Month End over (y) the Gross Loan Amount as of the Pre-Closing Month End, plus (iv)
$18,501,000.00 plus (v) $750,000.00 (which the parties agree is the value assigned to the Retrospective Insurance Commission Receiv-
able); and

      B. An amount equal to the net book value of the Business Assets listed on Schedule 3 as shown on the books and records of Parent and Sellers as of the Pre-Closing Month End plus Parent's or Sellers' actual cost of any Business Asset acquired less the book value of any Business Assets sold between such calendar month end and the Purchase Date.

5. ASSUMPTION OF ASSIGNED OBLIGATIONS: On the Purchase Date, in addition to the payment of the Purchase Price to Parent and Sellers, Buyer shall assume all of Parent's and/or Sellers' obligations accruing on or after the Purchase Date under the Assigned Obligations by the execution of an Assignment and Assumption Agreement in substantially the form of Exhibit "A" and Buyer shall not be responsible for, and shall not assume hereunder, any other liabilities, responsibilities or obligations of Holding
Company, Parent or any Seller whatsoever.


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6.                     POST CLOSING SETTLEMENT DATE:  Within thirty (30) days
after the Purchase Date, Parent and Sellers shall prepare a settlement sheet ("Settlement Sheet") setting forth adjustments to the Purchase Price in order to prorate lease, utilities, personal property tax, maintenance, service contract and other similar payments as of the Purchase Date, compensate each respective
Seller for Contracts, if any, made or acquired and transferred by such Seller to Buyer which were not included in the calculation of the Purchase Price as of the Purchase Date, compensate each Seller for not sufficient funds checks ("NSF Check(s)") received by such Seller prior to the Purchase Date and returned by Seller's depository bank on or after the Purchase Date, such that the Net
Outstanding Balances on the Determination Date incorrectly reflected a payment and understated the amount due from the Obligor by the amount of the NSF Check and charges related thereto;
provided, however, that no such adjustment shall be made under this clause if and to the extent that the Contract(s) to which any such NSF Check(s) relate shall have been required to have been written down or charged off by such Seller as of the Determination Date in accordance with this Agreement, in which case the Net Outstanding
Balances shall be appropriately adjusted to reflect such writedown-
s) or charge-off(s), and make such other adjustments, including without limitation adjustments to the values of Net Outstanding
Balances, Dealer Holdback as of the Determination Date, Unearned
Insurance Commissions as of the Determination Date, Gross Loan
Amount as of the Determination Date and net book value of the Business Assets as of the Determination Date (taking into account depreciation from the Pre-Closing Month End through the Determina-tion Date), appropriate to effectuate the terms of this Agreement.
Parent shall also deliver, together with the Settlement Sheet, a revised Schedule of Contracts, which will update, to the extent obtainable by Parent (using its best efforts), all of the informa-tion that was previously provided in Schedule 4 as of the Pre-
Closing Month End to provide such information as of the Determina-tion Date. Parent shall also include in such revised Schedule 4, to the extent obtainable by Parent (using its best efforts), the amounts as of the Determination Date for accrued and unpaid interest with respect to Interest Bearing Contracts on an aggregate and per account basis. Buyer shall notify Parent in writing of any proposed adjustments to the Settlement Sheet within fifteen (15) days after receipt of the Settlement Sheet. Buyer, at its expense, shall have access to the books, records, personnel and representa-tives of Holding Company, Parent and the Sellers, including all financial statements, schedules and work papers of Holding Company, Parent and the Sellers relating to the calculation of the Purchase
Price and preparation of the Settlement Sheet, in order to verify to Buyer's reasonable satisfaction the validity of the Purchase
Price and the inclusion of all appropriate adjustments, and the amounts thereof, in the Settlement Sheet. The parties will attempt in good faith to agree upon the final version of the Settlement
Sheet on or before the Post Closing Settlement Date. If the parties are unable to agree upon the Settlement Sheet by the Post
Closing Settlement Date, the independent auditors for Buyer and Parent shall mutually select a nationally recognized accounting firm (the "Accountant") to review the Settlement Sheets proposed by Parent and Buyer and to determine the final version of the Settlement Sheet. The cost of the Accountant shall be borne equally by the Parent and Buyer, unless the Accountant determines that one of the parties presented incorrect data or took a position which was clearly contrary to the terms of this Agreement in which case the entire cost of the Accountant shall be borne by such party. On the Post Closing Settlement Date or, if the Accountant determined the final Settlement Sheet, on the first Business Day after the Accountant's determination, the Buyer will pay by wire transfer in immediately available funds as directed by the Parent the amount, if any, owed by Buyer to Parent or any Seller as shown on the final Settlement Sheet, and the Parent will pay by wire transfer in immediately available funds as directed by Buyer the amount, if any, owed by Parent and Sellers to Buyer as shown on the final Settlement Sheet. A single net payment may be made by Parent or Buyer as appropriate at such time.


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7.                     ENDORSEMENTS/ASSIGNMENTS OF MORTGAGES, Etc.  On the
Purchase Date, upon payment of the Purchase Price, each respective
Seller will deliver to Buyer an executed assignment of mortgage for each Contract secured by an interest in real property, in record-able form and in a form to be agreed upon by Parent and Buyer within thirty (30) days of the date of this Agreement. Buyer shall be responsible for causing all such assignments to be recorded in the appropriate public records and shall bear all costs, including filing fees, in connection therewith. In addition, on the Purchase
Date each respective Seller will endorse and assign to Buyer such Seller's interest in each Contract in order to evidence the transfer of such Seller's interest in the Contracts to Buyer in such manner as may be reasonable and appropriate. On the Purchase
Date, each Seller shall furnish Buyer with a Power of Attorney in the form of the document attached hereto as Exhibit "B". Buyer agrees to save and hold Parent and each Seller harmless from any loss occasioned by Buyer's use of the Power of Attorney. Parent and each Seller further agree, on the Purchase Date and from time to time following the Purchase Date, to execute any individual assignments and any other instruments of transfer or conveyance and to take or cause to be taken all other actions, including without limitation obtaining all third party releases and/or terminations of liens and security interests affecting any of the Contracts or Business Assets, which are necessary or desirable in the reasonable judgment of Buyer to effect the sale, transfer, conveyance and assignment to Buyer of all of Parent's and the Sellers' respective rights, title and interest in and to each Contract, Business Asset, Lease and Third Party Agreement to be so sold, transferred, conveyed and assigned to Buyer upon the Closing in accordance with the terms of this Agreement. Parent shall deliver all necessary
UCC Termination Statements on the Purchase Date and shall cause all such UCC Termination Statements to be filed within five (5) days thereafter in the appropriate public records and shall bear all costs including filing fees, in connection therewith.

8. OTHER ITEMS SUBJECT TO SALE/DELIVERIES BY SELLER: On the Purchase Date, upon payment of the Purchase Price, each Seller will also sell, assign, transfer and deliver to Buyer in connection with:

      A.               The Contracts:

            (1) All of the Seller's interest and benefits in, to and under all endorsements and guaranties by or of others held by it with respect to the Contracts.

            (2) All of the Seller's right, title and interest in all security instruments, mortgages or deeds of trusts and the liens created thereunder with respect to the Contracts.

            (3) Subject to the Parent and Seller retaining such documents that are subject to existing attorney-client privilege in order to maintain the confidentiality of such documents, all individual
Contract files, ledger cards, bookkeeping memoranda, receipts, correspondence, folders, credit files, fanfolds, indexes and all other records of each respective Seller directly pertaining to both the Contracts and contracts paid or charged off prior to the Purchase Date; including filing receipts evidencing recordation or filing in governmental filing or recording offices of financing statements, mortgages, and other filing instruments. All such materials, which may be in the form of microfilm or magnetic tape, shall be delivered to Buyer on the Purchase Date.

           (4) All of the interest of each Seller under each and every existing policy or certificate of insurance, if any, to the extent such relates to any property securing any Contracts and as relates to the life or lives or health of any Obligors of said Contracts.

           (5) All pending insurance claims and all claims filed in the future, if any, and the proceeds thereof, if any, in connection with any of the Contracts purchased by Buyer. The parties acknowl-edge and agree that Buyer is not purchasing those Contracts related to JoAnn's Instant Finance Cars, Inc. nor Parent's and Sellers' claim against Lloyds' of London related to such Contracts.

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      B.               The Business Assets, Leases and Third Party Agreements:

           (1) A Bill of Sale covering the Business Assets in substan-tially the form of Exhibit "C".

           (2) Subject to the Parent and Seller retaining such documents that are subject to existing attorney-client privilege in order to maintain the confidentiality of such documents, all files, receipts, correspondence and all other records of each respective
Seller directly pertaining to the Business Assets, Leases and Third
Party Agreements.

9. CREDIT INSURANCE: The obligations of Buyer, Parent and the Sellers with respect to the transfer of Parent's or any Seller's interest under policies or certificates of insurance relating to the life or lives or sickness and/or disability or property of any Obligor under any Contract shall be satisfied in the following manner:

       A. On the Purchase Date, each respective Seller and, to the extent necessary, the Parent will execute and deliver to Buyer an assignment of death benefits and/or sickness and/or disability benefits under any and all group creditor life and/or sickness and accident insurance or property insurance policies covering the Contracts to be sold hereby, which assignment shall be acknowledged and consented to as of the Purchase Date by the insurer and which acknowledgment and consent shall be delivered by the insurer on the Purchase Date or as soon thereafter as practicable.

      B. Neither Parent nor any Seller will initiate, on or after the Purchase Date, any action to terminate the insurance coverage on any insured Contract until such time as such Contract is terminated by prepayment, renewal, refinance or repossession of the collateral, or charge-off by Buyer, whichever occurs first.

      C. On the Purchase Date, Parent and each Seller shall notify the insurance carrier(s) of this Agreement and instruct said carrier(s) to pay to Buyer any and all unearned premiums from cancellations occurring after the Purchase Date and claims due or thereafter to become due to any Seller. Buyer agrees to refund to the Obligors any applicable unearned insurance premiums to the extent received by Buyer from the appropriate insurance carrier.

Buyer agrees to assume, to the extent effectively assigned on terms and conditions reasonably satisfactory to Buyer, all obligations arising under the Service Expense Reimbursement Agreement between American Bankers and Parent and/or any Seller.

10. ALLOCATION: The aggregate amount of the Purchase Price plus the value of the Assigned Obligations (such aggregate amount being referred to herein as the "Acquisition Consideration"), as may be adjusted in accordance with Section 6 above, shall be allocated among all of the assets to be purchased by Buyer under this Agreement (such assets being referred to herein as the "Purchased Assets") in accordance with a Schedule 5 hereto, to be prepared by Buyer and to be made a part of this Agreement at such time as the Acquisition Consideration is finally determined in accordance with the terms hereof The allocation of the Acquisition Consideration among the Purchased Assets to be contained in
Schedule 5 shall be consistent with the allocation of value contained in that certain sample schedule prepared by Buyer and delivered to Parent under separate cover dated as of or prior to the date hereof.

11. TRANSFER TAXES: All sales, transfer and other taxes payable in connection with the sale, transfer, conveyance and assignment of the Contracts (including all related security instru-ments), Business Assets, Leases and Third Party Agreements by
Parent and the Sellers to Buyer as contemplated under this Agreement shall be borne by Parent and/or Sellers, except as set forth in Section 7 above.

12. PARENT'S AND SELLERS' WARRANTIES: The following covenants, warranties and representations are made to Buyer by each of the Holding Company, Parent and the Sellers, as of the Contract
Date and the Purchase Date, which covenants, warranties and representations shall survive the execution of this Agreement and the Closing as provided herein:

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      A.               Holding Company, Parent and Sellers covenant, represent
and warrant that they have taken all appropriate corporate action necessary to authorize the execution of and consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Holding Company, Parent and the Sellers and constitutes the valid and binding obligation of Holding Company, Parent and the Sellers, enforceable against Holding Company, Parent and each of the Sellers in accordance with its terms. The execution and performance of this Agreement by Holding Company, Parent and each Seller do not violate any laws, regulations, indentures, contracts, judgments or decrees to which any of them is a party or by which any of their respective properties or assets may be affected nor the respective Certifi-cates of Incorporation and By-laws of Holding Company, Parent and each Seller.

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       B.              Holding Company, Parent and Sellers covenant, represent
and warrant that the ledger cards or equivalent record delivered to Buyer shall fully and accurately reflect the true outstanding unpaid balance of the Contracts as of the close of business on the Determination Date, and the cards or equivalent record will accurately reflect the collection activity on the Contracts and the payments received on the Contracts from the respective Obligors.

       C. Holding Company, Parent and Sellers covenant, represent and warrant that, except as set forth on Schedule 6 hereto, each respective Seller has good and marketable title to the Business
Assets and Contracts to be sold under this Agreement, free and clear of any liens, encumbrances or charges whatsoever, and any such claims shall be released on the Purchase Date; such Seller is the absolute owner thereof with full and sole right to transfer all right, title and interest in and to the Contracts and Business
Assets; and no person, firm, corporation or association has any claim whatsoever to the Contracts sold under this Agreement or the proceeds of the Contracts or any of the rights, title and interest in and to any of the Leases and Third Party Agreements intended to be transferred to Buyer under this Agreement.

       D. Holding Company, Parent and Sellers covenant, represent and warrant that, other than as may be set forth on Schedule 7 hereto, none of them is a party to any, and there is no pending or threatened, litigation, legal or administrative proceeding, which would, if decided against Holding Company, Parent or any Seller, as applicable, have a material adverse effect on the Business generally or the Contracts or Parent's or any Seller's right to transfer same, or on any of the Business Assets, Leases or Third
Party Agreements to be sold and assigned pursuant to this Agree-ment.

       E. Holding Company, Parent and Sellers covenant, represent and warrant, except as noted on the records of Parent or the respective Seller, that each Contract sold under this Agreement is genuine, valid and complete in all material respects and is enforceable in accordance with its terms; no understanding or agreement has been reached between the respective Seller and the Obligor for any variation of the interest rate, schedule of payments or other material item or condition of any Contract; and
 no such variation or alteration has been made by any Seller or any of its employees.

      F. Holding Company, Parent and Sellers covenant, represent and warrant, except as noted on the records of Parent or the respective Seller, that no Contract is subject to any defense, setoff or counterclaim to the payment of the amount of the unpaid balance due on the Contract or a proceeding in bankruptcy.

     G. Holding Company, Parent and Sellers covenant, represent and warrant that, except as otherwise disclosed in their respective records, each instrument or the property or goods described in each instrument representing or securing a Contract is in the possession of the respective Seller; and each mortgage and deed of trust evidencing and securing any Contract sold hereunder will constitute as of the Closing, a valid and enforceable and perfected first, second or third lien, as indicated in the records of the Seller, as against all persons on the real property described in the mortgage or deed of trust or other agreement. All personal property loans to be sold to Buyer under this Agreement will have a valid and perfected lien as of the Closing, except where the failure to be perfected would not have a material adverse effect, individually or in the aggregate, on Parent or the respective
Seller.

       H. Holding Company, Parent and Sellers covenant, represent and warrant that all the Contracts and any security instruments sold by Parent and the Sellers under this Agreement, and Parent's and the Sellers' statements and applications relating thereto, and Parent's and the Sellers' practices and the conduct of their respective businesses with reference to the Contracts comply in all material respects with all applicable state, federal and local laws and regulations.

       I. Holding Company, Parent and each respective Seller covenant, represent and warrant that it has paid or will cause to be paid any and all license, franchise, intangible or stamp taxes or fees due and owing at the Purchase Date to the federal govern-
ment, any state government and any political subdivision thereof, arising from or growing out of the acquisition, collection or holding of any and all of the Contracts and Business Assets by
Parent or such Seller.
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      J.               Holding Company, Parent and Sellers covenant, represent
and warrant that they will, from and after the Purchase Date, pay over to Buyer any payments received in payment on the Contracts, which are attributable to payments that become due and payable from and after the Purchase Date for the Contracts listed on Schedule 4.
Other items pertaining to the Contracts received after the Purchase
Date by Parent or any Seller will be forwarded promptly to Buyer.

      K. Holding Company, Parent and Sellers covenant, represent and warrant that they are in compliance in all material respects with all laws governing their labor, employment and employee benefit practices, including but not limited to the Fair Labor
Standards Act, the Civil Rights Acts of 1964 and 1991, the Age
Discrimination in Employment Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 and the
Internal Revenue Code of 1986.

      L. As of April 30, 1995, the net book value of the Business Assets as reflected on Parent's and Sellers' books and records is approximately $2,139,463; the principal and accrued interest on Interest Bearing Contracts is approximately $32,259,771 and
$460,923; the gross amount due under Precomputed Interest Contracts and unearned interest on such Contracts is approximately $98,439,6-
08 and $20,034,514; the Net Outstanding Balance of the Contracts as of such date is approximately $109,905,439; the amount of Dealer
Holdback is approximately $612,666; the amount of Unearned
Insurance Commissions is approximately $2,087,198; and the amount of aggregate deferred fees on the Contracts is approximately
$1,220,349.

      M. Except as may be set forth in Schedule 8 attached hereto, no consents, waivers or approvals of, notices to or filings with any governmental agency or authority, including without limitation any court or judicial authority, are necessary, and no consents or approvals of or notices to any nongovernmental third parties are necessary, in connection with the execution and delivery by Holding
Company, Parent and each Seller of this Agreement or the consumma-tion by Holding Company, Parent and each Seller of the transactions contemplated by this Agreement.

      N. Holding Company, Parent and each of the Sellers is in compliance and has at all times been in compliance, in all material respects, with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the United States
Environmental Protection Agency and of similar agencies in states in which they conduct their collective business. There is no suit, claim, action or proceeding now pending before any court, govern-mental agency or board or other forum or, to the knowledge of Parent and the Sellers, threatened by any person for alleged noncompliance with any environmental law, rule or regulation or relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by Holding Company, Parent or any Seller.

      O. Parent and each of the Sellers maintains insurance with respect to the Business and the Business Assets of the kinds, with respect to the risks, and in such amounts as are consistent with prudent business practices.

      P. Holding Company, Parent and each of the Sellers is, and after giving effect to the transactions contemplated hereby will be, in compliance in all material respects with all federal, state and local laws, rules and regulations applicable to the Business.

      Q. Parent has provided Buyer with a schedule of all employees, other than those certain officers and other employees identified in Schedule 9 hereto (the "Headquarters Employees"), of Parent and the Sellers (the "Branch Employees"), showing for each the position held, the date of birth and current salary. None of the Branch Employees is a party to any employment or severance agreement or covered by any collective bargaining or similar agreement. There is no strike or other labor dispute pending or, to the knowledge of Parent or any of the Sellers, threatened against Parent or any Seller, which would have a material adverse effect on the Business.

      R. Parent is not aware of any reason why any of the necessary consents or approvals of governmental agencies or authorities or nongovernmental third parties referred to in paragraph M of this Section 12 above would not be obtained within a time period sufficient to enable the parties to consummate the transactions contemplated by this Agreement within a time frame customary for transactions of the nature contemplated hereby.

      S. No representation or warranty contained in this Agree-ment, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the exhibits and any schedules attached hereto or to be included herewith, furnished by Holding Company, Parent or any Seller to Buyer pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

In the event of any breach or breaches of any of the foregoing representations or warranties and subject to the provisions of
Section 13 below, Parent or the respective Seller will, upon thirty
(30) days prior written notice (which notice shall describe the breach with specificity, setting out the nature of the breach and such other information, documents, records and papers as necessary) to Parent by Buyer and provided Parent or the appropriate Seller has not cured, corrected or resolved such breach within such thirty
(30) day period, refund to Buyer the uncollected portion of each Contract, if any, to which such breach relates, paying Buyer an amount equal to the Net Outstanding Balance owing on said Contract as of the date of refund, less any Dealer Holdback and Unearned Insurance Commissions attributable to said Contract as of such date; provided that Parent or such Seller receives the written notice within thirty-six (36) months after the Purchase Date and further provided that Buyer shall continue to own and pursue collection of such Contracts and promptly pay over to Parent seventy-five percent (75%) of any payments received in payment of such Contracts.

13.                     INDEMNIFICATION

      A. Indemnification; To the Buyer. Holding Company, Parent and Sellers agree, Jointly and severally, to defend, indemnify and hold harmless the Buyer and its officers, directors, employees, successors and assigns, from and against any and all losses, damages, claims, suits, proceedings, liabilities, costs and expenses, including reasonable attorneys' fees ("Losses" or "Claims" as the context requires), which may be imposed on, sustained, incurred or suffered by or asserted against any such persons, directly or indirectly, as a result of or relating to or arising out of:

           (1) The breach of any representation or warranty or covenant or agreement of Holding Company, Parent or any Seller contained in this Agreement; or

           (2) The actions or omissions of Holding Company, Parent or any Seller in the conduct of the Business or as related to the ownership, possession or use of any of the Business Assets or as related to the payment or performance of any of the Assigned
Obligations, in each case during the period prior to the Purchase
Date.

Notwithstanding anything herein to the contrary, Buyer shall have no right of refund or indemnification for the noncollectibility for any reason of any Contract transferred to Buyer which was assigned a value of zero ($O) for purposes of calculating the Purchase Price; provided, however, that the foregoing shall not limit the indemnification obligations of Holding Company, Parent and the Sellers otherwise imposed under this Section 13 with respect to any Losses relating to any such Contract (other than noncollectibility) in excess of any amounts collected by Buyer on such Contract incurred by Buyer or any of its officers, directors, employees, successors or assigns as a result of any breach of any representa-tion or warranty or covenant or agreement of Holding Company, Parent or any Seller relating to any such Contract contained in this Agreement or the actions or omissions of Holding Company, Parent or any Seller with respect to any such Contract during the period prior to the Purchase Date.

      B. Indemnification: To the Seller, Etc. The Buyer agrees to defend, indemnify and hold harmless Holding Company, Parent, each Seller and their officers, directors, employees, successors and assigns, from and against any and all losses, damages, claims, suits, proceedings, liabilities, costs and expenses (including without limitation reasonable attorneys' fees) ("Losses" or "Claims" as the context requires) which may be imposed on, sustained, incurred or suffered by, or asserted against any such persons, directly or indirectly, as a result of or relating to or arising out of: the breach of any representation or warranty or covenant or agreement of the Buyer contained in this Agreement, or
 Buyer's conduct of the Business or its ownership or operation of the Contracts or Business Assets purchased under this Agreement or related to its assumption of the Assigned Obligations, at any time on or after the Purchase Date.

       C. Limitations on Parties' Respective Indemnification Obligations. The Parties' respective indemnification of one another as provided in Paragraphs A and B of this Section 13 above (meaning the indemnification obligations of Holding Company, Parent and the Sellers, together on the one hand, and of Buyer on the other hand) shall be limited to an aggregate amount of Seven
Million and 00/100 Dollars ($7,000,000.00); provided, however, notice of claims for indemnification of the Buyer by Holding
Company, Parent or any Seller or of Holding Company, Parent or any Seller by Buyer, as the case may be, pursuant to the provisions of this Section 13 must be received by Parent or Buyer, as applicable, prior to the last day of the thirty-sixth (36th) calendar month after the Purchase Date.

       D.              Procedure for Indemnification.

          (1) If a party to this Agreement entitled to assert a Claim under this Agreement shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding (a
"Third Party Claim") with respect to which Holding Company, Parent, any Seller or the Buyer, as applicable, is obligated to provide indemnification, the indemnified party (the "Indemnitee") shall give the indemnifying party (the "Indemnitor") prompt written notice thereof Such notice shall describe the Third Party Claim in reasonable detail.

         (2) The Indemnitor may elect to compromise or defend, at such Indemnitor's own expense and by such Indemnitor's own counsel, any Third Party Claim. If an Indemnitor elects to defend a Third Party
Claim, it shall, within thirty (30) days of receipt of the notice referred to in Paragraph D(1) of this Section 13 above (or sooner if the nature of such Third Party Claim so requires), notify the related Indemnitee of its intent to do so, and such Indemnitee shall reasonably cooperate in the compromise of, or defense against such Third Party Claim. Such Indemnitor shall pay such Indemnitee-
's actual out-of-pocket expenses incurred in connection with such cooperation. After written notice from an Indemnitor to an Indemnitee of its election to assume the defense of a Third Party
Claim, such Indemnitor shall not be liable to such Indemnitee under Paragraph A or Paragraph B of this Section 13 above, as the case may be, for any legal expenses subsequently incurred by such Indemnitee in connection with the defense thereof, provided, however, that such Indemnitee shall have the right to employ one counsel for each Third Party Claim to represent such Indemnitee if, in such Indemnitee's good faith judgment, a conflict of interest between such Indemnitee and such Indemnitor exists in respect of such Third Party Claim, in which events the fees and expenses of such separate counsel shall be paid by such Indemnitor. If an Indemnitor elects not to defend against a Third Party Claim or fails to notify an Indemnitee of its election as provided in Paragraph D(1) of this Section 13 above, such Indemnitee may without advance written notice to the Indemnitor, pay, compromise or defend such Third Party Claim reasonably and in good faith on behalf of and for the account and risk of the Indemnitor to the extent that the Indemnitee is entitled to receive indemnification from the Indemnitor hereunder. No Indemnitor shall consent to entry of any Judgment or entry into any settlement against or with respect to any Indemnitee without the written consent of such Indemnitee, unless such judgment or settlement:

              (a) Provides solely for money damages or other payments for which such Indemnitee is entitled to indemnification hereunder, and

              (b) Includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release for all liability in respect of such Third Party Claim.

         (3) With respect to any Claim hereunder which does not result from a Third Party Claim, the Indemnitor shall have a period of thirty (30) days from receipt of written notice from the Indemnitee within which to respond thereto. If such Indemnitor does not respond within such 30-day period or rejects such Claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Indemnitee under applicable law or this Agreement.

         (4) If the amount of any Claim or Loss shall, at any time subsequent to payment pursuant to this Agreement, be reduced by recovery, settlement, insurance or otherwise, the amount of such reduction, less any expenses incurred in connection therewith, shall promptly be repaid by the Indemnitee to the related Indemni-tor.

     E. Collateral for Indemnification Obligations. To secure in part the indemnification obligations of Holding Company, Parent and the Sellers under this Section 13, on the Purchase Date Parent shall deposit Five Million and 00/100 Dollars ($5,000,000.00) in cash into an escrow account with The First National Bank of Boston
("FNBB") as escrow agent. The terms of such escrow arrangement shall be governed by an escrow agreement to be entered into by the parties on the Closing Date, in substantially the form attached hereto as Exhibit "D" (the "Escrow Agreement").

14. PARTIES' COVENANT TO SEEK REGULATORY APPROVALS AND OTHER CONSENTS AND APPROVALS: Each of the parties covenants that it will timely file, to the extent required of such party to consummate the transactions contemplated by this Agreement, and at its own expense, all documents, forms, applications and fees necessary to obtain all federal, state and local regulatory approvals necessary to effectuate the transactions contemplated herein, including without limitation the Notification and Report Form for Certain
Mergers and Acquisitions required pursuant to the Hart-Scott-Rodino
Antitrust Improvements Act of 1976, the related filing fee and all such further documents requested by the Federal Trade Commission or the Department of Justice, and the applications, fees and documents required to obtain licenses, if necessary, to operate within each of the states in which the Sellers currently maintain branch offices. Prior to the Purchase Date, the parties will use their respective best efforts to obtain all consents and approvals, of both governmental agencies or authorities and nongovernmental third parties, required for Parent and Sellers to sell and assign and Buyer to purchase and assume all of the Contracts, Business
Assets, Leases, Third Party Agreements and Assigned Obligations on the Purchase Date in accordance with the terms of this Agreement and to otherwise take all actions necessary or appropriate to ensure the consummation of the transactions contemplated by this Agreement as soon after the date hereof as reasonably practicable.

15. EMPLOYEES: Effective as of the Purchase Date, each employee at will of Parent and Sellers shall be offered employment with Buyer; provided, however, that any such employment shall not be construed to limit the ability of the Buyer to terminate any such employee at any time for any reason. Each such employee who accepts such employment and becomes an employee of Buyer shall be hereinafter referred to as a "Transferred Employee." Employment of Transferred Employees shall be subject to all of Buyer's policies and practices, including the policy of employment-at-will. On and after the Purchase Date or such later date as Buyer in its discretion may determine (the "Transition Date"), Buyer shall provide the Transferred Employees with the employee benefits it provides to all other new employees of Buyer, provided that the Buyer will grant past service credit to the Transferred Employees for the time of service at Parent or any Seller for purposes of eligibility to participate, vesting and for other appropriate benefits, but not for benefit accrual, under any pension benefit plan or welfare benefit plan of Buyer. If the Transition Date is later than the Purchase Date, from the Purchase Date through the Transition Date Buyer shall provide the Transferred Employees with employee benefits as nearly equivalent as practicable to either the employee benefits theretofore maintained for them by Parent and Sellers or to the employee benefits it provides to its other employees, determined benefit by benefit by the Purchaser in its discretion; provided, however, that Headquarters Employees shall be entitled to no severance pay from the Buyer. The parties acknowl-edge and agree that the Assigned Obligations do not include, and Buyer has no ability, obligation or liability responsibility after the Closing for, any and all liabilities, responsibilities and obligations (current, runoff or other) under and with respect to any employee benefit plans, including without limitation all pension and profit-sharing plans, all severance pay plans and all group health, life, disability and workers' compensation insurance plans, of Holding Company, Parent or any Seller, and the responsi-bility and obligation of maintaining and/or terminating any such plans, including establishing appropriate reserves or accounts to provide for any obligations under such plans incurred prior to the Closing and becoming payable after the Closing, remains with Holding Company, Parent and the Sellers; provided, however, Buyer acknowledges and agrees that on and after the later of the Purchase
Date or such date as the Transferred Employees cease to be covered under any group health plan maintained or contributed to by Holding Company, Parent or Sellers, health care continuation coverage shall be offered by Buyer under its appropriate group health plan to "qualified beneficiaries" of Parent or Sellers, whether such individuals become qualified beneficiaries prior to, on or after the Purchase Date. Qualified beneficiaries shall have the meaning set forth in Part 6 of Title I of ERISA and Section 4980B of the Code. In the event that Buyer fails to offer employment to Parent's or Sellers' current employees, then Buyer shall indemnify and hold harmless Parent and Sellers for any loss or liability incurred by Parent or any Seller with respect to any employees under the Worker Adjustment and Retraining Notification Act, including without limitation the costs and expenses associated with defending a claim under said Act.

16. USE OF RECORDS BY PARENT OR ANY SELLER: Buyer agrees that all records and memoranda of Parent and Sellers hereby transferred will be maintained and made available for the use of Holding Company, Parent and Sellers in making tax returns, defending claims, or for any other legitimate purpose which does not tend to injure Buyer in its competition with other companies and will remain so liable for a period of not less than three (3) years after the payment in full of the accounts represented by the Contracts. Holding Company, Parent or Sellers may make copies of any such documentation, at their expense, to the extent necessary to fulfill the purposes of this Section 16.

17. NON-SOLICITATION/NON-COMPETE: Parent and each Seller agree that neither they nor any of their present or future subsidiaries, nor any purchaser of all or substantially all of the voting shares of Parent or any Seller will, for a period of three
(3) years from the Purchase Date, directly and knowingly solicit any of the Obligors for the purpose of making a loan to the Obligors. Parent and each Seller further agree that, from and after the Purchase Date, it will not, for a period of three (3) years, open a consumer loan office for the purpose of engaging in the same business as the Business within any state in which Buyer operates or solicit or encourage to leave the employment of Buyer or employ in any capacity or retain as a consultant any person who is employed or retained in any capacity by Buyer following the Purchase Date. As of the date hereof, each of the officers of Parent identified in Schedule 10 hereto (the "Key Employees") has entered into a protection agreement with Buyer, substantially in the form attached hereto as Exhibit "E" (the "Protection Agree-ment"), which by its terms shall become effective on the Purchase
Date.

18.                     ADDITIONAL COVENANTS OF HOLDING COMPANY, PARENT AND
SELLERS:

     A. During the period from the Contract Date to the Purchase Date, Holding Company and Parent will give or cause to be given to Buyer and its officers, accountants, counsel and other representa-tives full access during normal business hours to all of the properties, assets, books, contracts, commitments and records of Holding Company, Parent and the Sellers. All of the information provided to Buyer or any of its representatives by Holding Company, Parent and the Sellers hereunder shall remain subject to the confidentiality requirements of the confidentiality agreement dated
March 10, 1995 between Parent and FNBB (the "Confidentiality
Agreement").

      B. During the period from the Contract Date to the Purchase Date, Holding Company, Parent and the Sellers shall:

              (i) conduct the Business only in the ordinary course and consistent with past practices;

              (ii) maintain such insurance relating to the Business and the Business Assets as is in place on the date hereof;

              (iii) not increase any salaries or wages of any officer or employee of Parent or any Seller nor establish or increase any bonus, pension, option, incentive or deferred compensation, retirement,, death, profit sharing, or similar benefits of the officers or employees of Parent or any Seller except in all instances in the ordinary course of business, consistent with past practices, and as disclosed in Schedule 11 hereto or as otherwise disclosed in writing by Parent to Buyer on or prior to the date hereof;

               (iv) not place any liens or encumbrances upon any of the Contracts or Business Assets;

               (v) not terminate (other than by expiration) or materially amend or modify any Lease or Third Party Agreement, unless Buyer is consulted prior to such action;

               (vi) use their best efforts to prevent any material breach of any contract or commitment that is materially related to the Business;

               (vii) not sell or transfer any property or asset of Parent or any Seller, except in the ordinary course and consistent with past practices;

               (viii) not release or waive any claims of Parent or any Seller relating to any Contract or rights thereunder, except in the ordinary course and consistent with past practices.

               (i    use their best efforts to maintain the franchise value
and goodwill of the Business and the services of Parent's and the Sellers' full-time officers and employees; and

               (x) maintain the books of account and records of Holding Company, Parent and the Sellers in the ordinary course and in accordance with applicable laws, regulations and accounting standards.

       C. Unless and until this Agreement shall have been properly terminated by either party pursuant to Section 21 hereof, neither
Holding Company nor Parent nor any Seller (including any officer, director, employee, representative or agent, including but not limited to any investment banker, attorney or accountant, of Holding Company, Parent and any Seller) shall, directly or indirectly, encourage, solicit, initiate or participate in any discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group
(other than Buyer and its affiliates or representatives) concerning any merger, tender offer, sale of assets, sale of shares of capital stock or debt securities or similar transaction involving Holding
Company, Parent or any Seller ("Acquisition Transaction"). Parent will immediately communicate to Buyer the terms of any proposal, discussion, negotiation or inquiry relating to an Acquisition
Transaction and the identity of the party making such proposal or inquiry which it or Holding Company or any Seller may receive in respect of any such transaction (which shall mean that any such communication shall be delivered no less promptly than by telephone within 24 hours of the receipt of any such proposal or inquiry) or the receipt of any request for information from any governmental agency or authority with respect to a proposed Acquisition
Transaction.

      D.               If this Agreement is terminated by Buyer pursuant to
Section 21 hereof as a result of a willful breach of this Agreement by Holding Company, Parent or any of the Sellers, then Parent shall pay to Buyer as soon as practicable, but in any event within five
(5) business days of the termination of this Agreement, a fee, in cash. of Five Million and 00/100 Dollars ($5,000,000.00) (the
"Termination Fee"); provided, however, that the foregoing shall not relieve any of Holding Company, Parent or any Seller from any additional liability any of them may have for any such willful breach of this Agreement. The provisions of this paragraph D shall survive the termination of this Agreement.

      E. Parent shall maintain its legal existence and good standing for a period of time from and after the Purchase Date not less than the period during which the Escrow Agreement remains in effect in accordance with its terms.

19. BUYER'S WARRANTIES: Buyer hereby covenants, represents and warrants to Holding Company, Parent and Sellers, as of the Contract Date and the Purchase Date, which representations and warranties shall survive the execution of this Agreement and the Closing as provided herein:

       A. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota.
Buyer has taken all appropriate corporate action necessary to authorize the execution of and consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms. The execution and performance of this Agreement by Buyer do not violate any laws, regulations, inden-tures, contracts, judgments or decrees to which Buyer is a party or by which any of Buyer's properties or assets may be affected nor the Certificate of Incorporation or By-laws of Buyer.

       B. Buyer is not a party to, and there is no pending or threatened, litigation, legal or administrative proceeding, which would, if decided against Buyer, have any material adverse impact on Buyer's ability to purchase the Contracts and Business Assets to be purchased pursuant to this Agreement or to otherwise perform its obligations hereunder.

       C. Except as may be set forth in Schedule 12 attached hereto, no consents, waivers or approvals of, notices to or filings with any governmental agency or authority, including without limitation any court or judicial authority, are necessary, and no consents or approvals of or notices to any nongovernmental third parties are necessary, in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated by this Agreement.

      D. Buyer is not aware of any reason why any of the necessary consents or approvals of governmental agencies or authorities or nongovernmental third parties referred to in paragraph C of this
Section 19 above would not be obtained within a time period sufficient to enable the parties to consummate the transactions contemplated by this Agreement within a time frame customary for transactions of the nature contemplated hereby.

       E. No representation or warranty contained in this Agree-ment, and no statement contained in any certificate, list or other writing, including but not necessarily limited to the exhibit and any schedules attached hereto or to be included herewith, furnished by Buyer to Holding Company, Parent or the Sellers pursuant to the provisions hereof contains or will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

20. ADDITIONAL EVIDENCE OF OWNERSHIP. Each Seller agrees that it will, upon the reasonable request of Buyer, supply copIes of any additional documents it may still have in its possession which evidence such Seller's ownership of the Contracts sold hereby.

21. TERMINATION: This Agreement may be terminated at any time prior to the Closing in accordance with the following provisions:

      A. by mutual written consent of Parent and Buyer authorized by their respective Boards of Directors;

      B. by Parent or Buyer if the Closing shall not have occurred on or prior to the Termination Date;

      C. by Buyer or Parent if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or injunction enjoining, denying approval of, or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and the time for appeal or petition for reconsideration of such order or injunction shall have expired without such appeal or petition being granted; or

      D. by Buyer or Parent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured after 30 days written notice thereof is given to the party committing such breach.

22. EFFECT OF TERMINATION: In the event of termination of this Agreement by either Parent or Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections
18(D) (if applicable) and 33 hereof, which shall remain in full force and effect, and there shall be no further liability on the part of any of the parties or their respective officers or directors to the others, except any liability of any party under said Sections 18(D) (as may be applicable) and 33, and in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the nonbreaching party(ies) as a result thereof or in connection therewith or with the enforcement of its rights hereunder. In the event of any termination of this Agreement by either Parent or Buyer, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

23. AMENDMENT, EXTENSION AND WAIVER: Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transac-tions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 21 hereof, the parties may, amend this Agreement, extend the time for the performance of any of the obligations or other acts of any other party hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or waive compliance with any of the agreements or conditions contained in Sections 25, 26 and 27 (to the extent legally permitted) hereof. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failures to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

24. CONDITIONS TO BUYER'S OBLIGATIONS: The obligation of Buyer to purchase the Contracts and Business Assets and Assume the Assigned Obligations under this Agreement shall be subject to Holding Company, Parent and Sellers having performed and complied with all agreements and conditions in this Agreement necessary to be performed or complied with by them prior to or at the Purchase
Date unless otherwise waived in writing by the Buyer and the satisfaction of the following conditions and delivery by Holding
Company, Parent and the Sellers of the following documents:

            A. There shall not exist any fact or have occurred any event, which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business generally or the value of the Contracts or the Business Assets specifically. In connection with Buyer's verification of the satisfaction of this condition, but not in limitation hereof, Buyer may undertake prior to the Closing, directly or through its retention, at its expense, of an independent outside auditor, to verify the existence and collectibility of the Contracts, and if such verification review is undertaken then Buyer shall have obtained reasonable assurance as a result of such review as to the existence and collectibility of the Contracts.

          B. An opinion of the Counsel to Holding Company, Parent and Sellers, dated the Purchase Date, substantially in the form as delivered in draft to, and accepted by, Buyer's counsel on or prior to the date hereof

          C. On the Purchase Date, a certificate signed by a duly authorized officer of Holding Company, Parent and each Seller, solely in his/her capacity as an officer of Holding Company, Parent or such Seller, to the effect that:

              (1) The warranties and representations of Holding Company, Parent and such Seller were true on the date hereof and are true as of the Purchase Date, and

              (2) The covenants and agreements of Holding Company, Parent or such Seller to be performed hereunder on or before the Purchase
Date have been performed.

       D. Resolutions of the Board of Directors and stockholders, to the extent legally required, of Holding Company, Parent and each Seller certified by the Secretary or an Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

       E. The Escrow Agreement shall have been executed and deliv-ered by Buyer, Parent and FNBB and shall be in full force and effect.

       F. The Protection Agreements as executed and delivered by Buyer and each of the Key Employees shall be in full force and effect.


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
       G. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement or Buyer after the Closing, by any federal or state governmental agency or authority which, in connection with the granting of any Requisite Regulatory Approval (as such term is defined below) imposes any condition or restriction upon Buyer or any Buyer subsidiary after the Closing, which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable in the reasonable judgment of Buyer the consummation of the transactions contemplated hereby.

       H. In addition to the foregoing, Holding Company, Parent and the Sellers will furnish Buyer with such additional certificates, instruments or other documents in the name or on behalf of Holding
Company, Parent or any Seller, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 24 as Buyer may reasonably request.

25. CONDITIONS TO THE OBLIGATIONS OF PARENT AND SELLERS: The obligations of Holding Company, Parent and Sellers to sell the Contracts and Business Assets and assign the Leases and Third Party
Agreements under this Agreement shall be subject to Buyer having performed and complied with all agreements and conditions in this Agreement necessary to be performed or complied with by it prior to or at the Purchase Date unless otherwise waived in writing by the Parent and the delivery by Buyer of the following documents:

       A. An opinion of the Counsel to Buyer, who may be a member of the legal department of Buyer or an affiliate of Buyer, substantially in the form as delivered in draft to, and accepted by Parent's counsel on or prior to the date hereof.

       B. On the Purchase Date, a certificate signed by a duly authorized officer of Buyer, solely in his/her capacity as an officer of Buyer, to the effect that:

               (1) The warranties and representations of Buyer were true as of the date hereof and are true as of the Purchase Date, and

               (2) The covenants and agreements of Buyer to be performed hereunder on or before the Purchase Date have been performed.

       C. Resolutions of the Board of Directors of Buyer certified by the Secretary or an Assistant Secretary, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

        D. In addition to the foregoing, Buyer will furnish Parent with such additional certificates, instruments or other documents in the name or on behalf of Buyer, executed by appropriate officers or others, including without limitation certificates or correspon-dence of governmental agencies or authorities or non-governmental third parties, to evidence fulfillment of the conditions set forth in this Section 25 as Parent may reasonably request.

26. CONDITIONS TO EITHER PARTY'S OBLIGATIONS: The obligation of the Parent and Sellers to sell the Contracts and Business Assets and assign the Leases and Third Party Agreements and the Buyer's obligation to purchase such Contracts and Business Assets and assume the Assigned Obligations shall be subject to (unless waived, to the extent permitted by law, by all parties):

       A. The absence of any action, proceeding or administrative investigation against Buyer, Holding Company, Parent or any Seller seeking to enjoin or otherwise affect the consummation of the transactions contemplated by this Agreement, constituted or threatened by any governmental agency or other party, that might eventuate in an order of any court or administrative agency which, in the reasonable opinion of either the Buyer and its counsel, or Parent and its counsel, would render it impossible or inadvisable to consummate the transactions contemplated by this Agreement.

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
       B. All required licenses (including any licenses from state authorities necessary to allow Buyer to operate a business similar to that of the Sellers as presently conducted in their respective branch offices), approvals, consents and notifications of any relevant state and federal regulatory agencies including, without limitation, the Federal Trade Commission and the Department of Justice pursuant to the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, in respect of the transactions contem-plated hereby having been obtained or made and any necessary conditions, including all legally required waiting, notice or protest periods, of such licenses, approvals, consents and notifications having been fully satisfied (all such approvals, consents and notifications, including all such legally required waiting, notice or protest periods, being referred to collectively as the "Requisite Regulatory Approvals").

       C. All consents, approvals and notifications required to be obtained from or made to nongovernmental third parties for the purchase and sale of the Contracts and Business Assets and the assignment of the Leases and Third Party Agreements and related assumption of the Assigned Obligations having been obtained or made.

27. ANNOUNCEMENTS; NOTIFICATIONS: Except as may be specifi-cally required by law, the rules of the New York Stock Exchange or any governmental agency, no party hereto will make any announcement of this transaction or disclose any material provisions of this Agreement either prior to or subsequent to the Purchase Date without prior written approval of the other parties, which approval shall not be unreasonably withheld. Buyer will notify at its expense within thirty (30) days after the Purchase Date all Contract Obligors of its ownership of the Contracts, provided that Sellers shall have provided Buyer with the necessary information to do so. Parent and each Seller authorize the use of their name in the notices.

28. NOTICES: Any notice to be given or other documents to be delivered by any party to the other party may be delivered in person to such party, by fax with confirmed receipt, or may be deposited in the United States certified mail, return receipt requested, with postage thereon fully prepaid and addressed to the party for whom intended at the address shown below:

To Buyer:                                To Parent or Seller:

Donald D. Davidson                        Jack L. Brozman
President                                 Chairman of the Board
Fidelity Acceptance                       Century Acceptance
 Corporation                               Corporation
330 Second Avenue, South                  Suite 416, City Center
Suite 790 Square                          12th and Baltimore
Minneapolis, Minnesota 55401              Kansas City, Missouri 64196
Fax: (612) 337-5644                       Fax: (816) 474-7610

with copies to:                           with a copy to:

Peter J. Manning                          Polsinelli, White, Vardeman
Executive Director,                                    & Shalton
Mergers and Acquisitions                  Country Club Plaza
Bank of Boston Corporation                700 West 47th St., Ste. 1000
100 Federal Street                        Kansas City, Missouri 64112
Boston, Massachusetts 02110               Att: Lisa M. Schultes, Esq.

           and

Bingham, Dana & Gould
150 Federal Street
Boston, Massachusetts 02110
Att: Stephen J. Coukos, Esq.

Any party to this Agreement may, from time to time by written notice to the other, designate a different address which shall be substituted for the one above. Notices sent by certified mail shall be deemed effective when receipted for.

29. POST CLOSING COVENANT: Buyer agrees to maintain all records pertaining to paid and charged off contracts currently maintained at any of the locations covered by the real estate leases listed on the attached Schedule 2 and for all Contracts sold hereunder for a minimum of two (2) years after such contract is paid or charged off.

30. SOLE UNDERSTANDING: It is understood and agreed that this Agreement constitutes the sole mutual understanding regarding the subject matter of this Agreement, and that no provision hereof shall be modified or altered except in writing duly signed by the parties to this Agreement.

31. APPLICABLE LAW: The laws of the State of Missouri shall govern the validity and interpretation of this Agreement and the performance of the parties to this Agreement, without giving effect to the principles of conflicts of laws thereof.

32. HEADINGS: Headings are for informational purposes only and are not a part of the Agreement.

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
33. EXPENSES: Except as is otherwise specifically provided in this Agreement, regardless whether the Closing takes place or whether this Agreement is terminated, all parties shall pay their,own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, but not by way of limitation, an regulatory fees, attorneys' fees, accounting fees and other expenses.

34. SUCCESSORS AND ASSIGNS: All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties to this Agreement and their respective permitted transferees, successors and assigns.

35. MULTIPLE COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement. but in making proof hereof it shall not be necessary to exhibit more than one such counterpart.

36. INVALID PROVISIONS: If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, the provision shall be fully severable; this document shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, In lieu of the illegal, invalid or unenforceable provision there shall be added automatically as a part hereof a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and, as changed or amended, continue to reflect the original intent of the parties hereto.

37. ENTIRE AGREEMENT: The making, execution and delivery of this Agreement by the parties have been induced by no representa-tions, statements, warranties or agreements other than those herein expressed. This Agreement embodies the entire understanding of the parties and there are no further or other agreements or understand-ing, written or oral, in effect between the parties the subject matter of this Agreement.

38. TIME OF ESSENCE. The parties to this Agreement agree and stipulate that time is of the essence with regard to the perfor-mance by each party of its obligations under this Agreement.

39.      BROKERAGE:  Holding Company, Parent, each Seller and
Buyer represent and warrant to the other that it has not engaged or dealt with any broker, finder or other person or entity who or which may be entitled to any brokerage fee or finder's fee, commission or similar charge in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, except that Parent has engaged Piper Jaffray, Inc. Each of said parties hereby indemnifies and agrees to hold the other harmless against any and all claims, losses, liabilities or expenses which may be asserted against the other as the result of the other party's dealings, arrangements or agreements with any such broker, finder or person or entity.

[Remainder of Page Intentionally Blank]
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
           IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed for it and on its behalf by its respective duly authorized officers, as of the day and year first set forth above.


           CENCOR, INC.


Attest: /s/Lisa M. Schultes                   By: /s/ Jack L. Brozman
                                                  Jack L. Brozman
                                                  Chairman and President

                                                   CENTURY ACCEPTANCE
                                                    CORPORATION


Attest:  /s/Lisa M. Schultes                   By: /s/ Jack L. Brozman

                                                 FIDELITY ACCEPTANCE
                                                    CORPORATION


Attest:  /s/Lisa M. Schultes                    By: /s/ William H. Ott, Jr.
                                                    William H. Ott, Jr.
                                                    Chairman

           CENTURY FINANCE COMPANY OF
             ALABAMA
           CENTURY FINANCE COMPANY OF
             COLORADO
           CENTURY FINANCE COMPANY OF
             FLORIDA
           CENTURY FINANCE CO., INC.  OF
             GEORGIA
           CENTURY FINANCE COMPANY OF KANSAS
           CENTURY FINANCE COMPANY OF
             KENTUCKY
           CENTURY FINANCE COMPANY OF
             LOUISIANA
           CENTURY FINANCE COMPANY OF
             MISSOURI
           CENTURY FINANCE COMPANY OF
             OMAHA, INC.
           CENTURY FINANCE COMPANY OF
             OKLAHOMA, INC.
           CENTURY FINANCE COMPANY OF
             GREENVILLE, INC.
           CENTURY FINANCE COMPANY OF
             TENNESSEE
           CENTURY ACCEPTANCE
             CORPORATION OF TEXAS
           CENTURY FINANCE COMPANY OF UTAH
           CENTURY HOME EQUITY CORPORATION
             A FLORIDA CORPORATION

Attest: /s/ Lisa M. Henak                      By: /s/ Dennis C. Berglund
           Lisa M. Henak,                          Dennis C. Berglund,
           as Secretary of each                    as President of each of
           of the foregoing                        the foregoing corporations
           corporations